EXHIBIT 5.1



                        [LETTERHEAD OF WHITE & CASE LLP]

                                  May __, 1998

The First American Financial Corporation
114 East Fifth Street
Santa Ana, California  92701


Re: The First American Financial Corporation Registration Statement on Form S-4

 Ladies and Gentlemen:

     This opinion is furnished to you in connection with a Registration Statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, for the registration of 838,095 Common shares, $1.00 par value (the "Common Shares") of The First American Financial Corporation (the "Company").

     We have acted as counsel for the Company in connection with the issuance of the Common Shares pursuant to an Agreement and Plan of Merger, dated as of March 27, 1998 (the "Merger Agreement"), by and among the Company, Image Acquisition Corp. ("IAC"), Data Tree Corporation and Harish Chopra. We have examined signed copies of the Registration Statement and all exhibits thereto (including, but not limited to, the Merger Agreement), all as filed with the Commission. We also have examined and relied upon the original or copies of minutes of meetings of the board of directors of the Company, minutes of the meetings of the shareholders and board of directors of IAC and the Restated Articles of Incorporation and the Bylaws of the Company and such other documents as we have deemed material to the opinion set forth below.

     Based upon the foregoing, we are of the opinion that the Common Shares to be issued pursuant to the Merger Agreement are duly authorized by the Company and, when issued in accordance with the terms of the Merger Agreement, will be validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever it appears in the Registration Statement and in the related Prospectus/Proxy Statement, as originally filed or as amended or supplemented.

     This opinion is to be used only in connection with the issuance of the Common Shares while the Registration Statement is in effect.

                                               Very truly yours,

                                               /s/  White & Case LLP